Exhibit 99.01

Mesa Energy Holdings, Inc. Announces Closing of $25 Million Credit Facility

Dallas, TX, July 26, 2011: Mesa Energy Holdings, Inc. (the “Company”) (OTCPK: MSEH), an oil and gas exploration and production company, today announced that Mesa Energy, Inc. (“MEI”), a wholly-owned subsidiary of the Company, has entered into a $25 million senior secured revolving line of credit facility (“credit facility") with F & M Bank and Trust Company.

The senior credit facility was completed to provide financing for the acquisition of Tchefuncte Natural Resources, LLC (“TNR”) and to provide working capital for field enhancements and other general corporate purposes. The initial borrowing base, reflecting the maximum amount that may be outstanding under the credit facility at this time, is $10.5 million and is subject to two scheduled redeterminations each year. The maturity date of the credit agreement is July 22, 2013. Loans made under this credit facility are secured by MEI’s proved producing reserves (“PDP”) as well as guarantees provided by the Company and MEI’s wholly-owned subsidiaries.

"This new credit facility represents a significant milestone for the Company,” said Randy M. Griffin, Chief Executive Officer.  The initial $10.5 million borrowing base allows us to complete the acquisition of TNR and to begin a systematic program of field enhancements, recompletions and workovers in the acquired properties.”

"With a reputation as a strong oil and gas lender, F & M Bank provides us with a knowledgeable debt financing partner with the resources to support efforts to expand our holdings in the Gulf Coast Region. The credit facility will allow us the flexibility for growth of production and reserves in our existing fields as well as give us the ability to make additional acquisitions as opportunities arise,” added Griffin.

For further details regarding the credit facility, please refer to the Company’s complete disclosure on Form 8-K to be filed with the Securities and Exchange Commission.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is an oil and gas exploration and production company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition of solid, long-term existing production with enhancement potential and the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595